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                                                                    EXHIBIT 10.4

                                MICROISLET, INC.
                                ----------------

                                  SUMMARY SHEET
                                       OF
                   DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

COMPENSATION OF DIRECTORS
-------------------------

In addition to their monthly fee of $1,500, non-employee directors receive reimbursement of expenses of attending directors' or committee meetings. Our directors have received in the past, and may receive in the future, stock option grants.

COMPENSATION OF EXECUTIVE OFFICERS
----------------------------------

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company's executive officers. The following table sets forth the annual salary rates for the Company's current executive officers as of the date of this report on Form 10-QSB:

John F. Steel IV, Chairman and Chief Executive Officer    $168,000

Hartoun Hartounian, Ph.D., President and Chief Operating  $250,000
Officer

William G. Kachioff, Vice President, Finance and Chief    $180,000
Financial Officer

Employment Arrangements with Current Executive Officers
-------------------------------------------------------

The following discussion summarizes the employment arrangements between us and our current executive officers as of the date of this report on Form 10-QSB, and any options or bonuses granted since our last fiscal year end of December 31, 2004:

HARTOUN HARTOUNIAN, PH.D. MicroIslet of Delaware entered into an agreement with Hartoun Hartounian, Ph.D. dated June 23, 2000, which agreement was assumed by us and amended effective January 30, 2004, July 1, 2004 and May 1, 2005. Under the agreement, as amended, we have the right to terminate Dr. Hartounian's employment at any time and for any reason. If, however, we do so without cause or if Dr. Hartounian terminates his agreement for good reason, we must continue to pay salary for six months following termination. Upon such termination, Dr. Hartounian will also be provided twelve months to exercise his vested options. Additionally, in the event Dr. Hartounian voluntarily resigns his employment for any reason on or before May 1, 2006, Dr. Hartounian will be entitled to the foregoing benefits. Dr. Hartounian must sign a waiver and release of claims in order to receive these benefits. Dr. Hartounian's base salary was increased to $250,000 per year on July 1, 2004. Dr. Hartounian is also eligible for a bonus of up to 40% of his base salary for the 2005 calendar year based on performance goals approved by our compensation committee under our performance cash bonus plan described further below. In the event Dr. Hartounian remains employed by us through May 1, 2006, he will be entitled to an additional bonus equal to 50% of the cash bonus awarded to Dr. Hartounian for 2005 under the performance cash bonus plan.

WILLIAM G. KACHIOFF. We entered into an agreement with William G. Kachioff dated May 1, 2002, which agreement was amended effective January 30, 2004, July 1, 2004 and May 1, 2005. Under the agreement, we have the right to terminate Mr. Kachioff's employment at any time and for any reason. If, however, we do so without cause or if Mr. Kachioff terminates his agreement for good reason, we


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must continue to pay salary for six months following termination. Upon such termination, Mr. Kachioff will also be provided twelve months to exercise his vested options. Additionally, in the event Mr. Kachioff voluntarily resigns his employment for any reason on or before May 1, 2006, Mr. Kachioff will be entitled to the foregoing benefits. Mr. Kachioff must sign a waiver and release of claims in order to receive these benefits. Mr. Kachioff's base salary was increased to $180,000 per year on July 1, 2004. Mr. Kachioff is also eligible for a bonus of up to 20% of his base salary for the 2005 calendar year based on performance goals approved by our compensation committee under our performance cash bonus plan described further below. In the event Mr. Kachioff remains employed by us through May 1, 2006, he will be entitled to an additional bonus equal to 50% of the cash bonus awarded to Mr. Kachioff for 2005 under the performance cash bonus plan.

2005 Performance Cash Bonus Plan
--------------------------------

On June 16, 2005, the board of directors approved, upon recommendation of the compensation committee, the performance criteria for potential bonuses to be paid to Dr. Hartounian and Mr. Kachioff for the 2005 calendar year under our performance cash bonus plan.

Under the plan, Dr. Hartounian is eligible for a bonus of up to 40% of his annual salary for the 2005 calendar year and Mr. Kachioff is eligible for a bonus of up to 20% of his annual salary for the 2005 calendar year, based on the evaluation of specific performance goals and accomplishments which were submitted by each of them and approved by the compensation committee and the full board of directors.

The specific performance objectives have each been assigned a percentage weighting for purposes of calculating the potential bonuses. The performance objectives for Dr. Hartounian are based on (a) progression of preclinical development programs and advancement of scientific research (weighted 55%), (b) operational and administrative goals, including matters relating to human resources (weighted 40%), and (c) oversight of budget, financial transactions and Securities and Exchange Commission reporting matters (weighted 5%). The performance objectives for Mr. Kachioff are based on (a) safeguarding corporate assets and managing corporate expenses (weighted 35%), (b) maintaining compliance with the rules and regulations of the Securities and Exchange Commission (weighted 45%) and (c) operational and administrative goals, including matters relating to human resources (weighted 20%).

After the conclusion of the 2005 calendar year, the compensation committee will evaluate the approved performance objectives and recommend to the board for approval, the bonus amounts for Dr. Hartounian and Mr. Kachioff, ranging from no bonus up to the maximum amounts set forth above.



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